Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees:

We consent to the incorporation by reference in the Registration Statement (No. 333-126183) filed on Form S-8 of Worthington Industries, Inc. and the Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees of our report dated June 15, 2018 with respect to the financial statements and supplemental schedule of the Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees as of and for the fiscal years ended December 31, 2017 and 2016, which report appears in the Annual Report on Form 11-K of the Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees for the fiscal year ended December 31, 2017.

/s/ MEADEN & MOORE, LTD.

Certified Public Accountants

Cleveland, Ohio

June 15, 2018